Exhibit 10(n)(10)

AMENDMENT NO. 9
TO
ALLTEL CORPORATION 401(k) PLAN
(January 1, 2001 Restatement)

WHEREAS, Alltel Corporation (the "Company") maintains the Alltel Corporation 401(k) Plan, as amended and restated effective January 1, 2001, and as subsequently amended (the "Plan"); and

WHEREAS, the Company desires further to amend the Plan;

NOW THEREFORE, BE IT RESOLVED, that the Company hereby amends the Plan in the respects hereinafter set forth:

1. Effective for periods beginning on or after April 22, 2005, the Plan is amended to change all references of "ALLTEL" to "Alltel".

2. Effective for Plan Years beginning on or after January 1, 2006, Section 1.22 of the Plan is amended to provide as follows:

1.22	Matching Employer

With respect to Basic Matching Employer Contributions, each Employer that has elected to make Basic Employer Matching Contributions to the Plan. With respect to Additional Employer Matching Contribution, each Employer that (i) is a Matching Employer with respect to Basic Employer Matching Contributions and (ii) has elected to make Additional Employer Matching Contributions to the Plan. With respect to Safe Harbor Employer Matching Contributions, Alltel Corporation and each subsidiary (direct or indirect) of Alltel Corporation that is an Employer hereunder.

3. Effective for Plan Years beginning on or after January 1, 2006, a new Section 1.47 is added to the Plan to provide as follows:

1.47         Safe Harbor Employer Matching Contribution

An Employer matching contribution made pursuant to Section 13.12.

4. Effective for Plan Years beginning on or after January 1, 2006, Section 7.04 of the Plan is amended to provide as follows:

7.04         Limitation on Salary Deferral and Employer Matching Contributions of Highly Compensated Employees

(a)
ADP/ACP Test. In order to ensure that the Plan meets the requirements of Section 401(k) of the Code and Section 401(m) of the Code and applicable regulations thereunder, the provisions of Section 401(k) of the Code, Section 401(m)(2) of the Code, Section 401(m)(9) of the Code, Treas. Reg. Section 1.401(k)-1(b), Treas. Reg. Section 1.401(k)-2, Treas. Reg. Section 1.401(m)-1(b), Treas. Reg. Section 1.401(m)-2, other applicable regulations under the above Sections of the Code, and subsequent Internal Revenue Service guidance issued under the applicable Code provisions are incorporated herein by reference.

For purposes of this Section 7.04(a), except as prohibited by Treas. Reg. Section 1.401(k)-2(c) and/or Treas. Reg. Section 1.401(m)-2(c), the "prior year testing method" shall be used. In the event the Plan Administrator, in its sole discretion, shall determine that it is necessary or desirable for Salary Deferral Contributions and/or Basic Employer Matching Contributions and/or Additional Employer Matching Contributions hereunder for one or more Participants to be limited, altered, excess contributions (and earnings thereon) recharacterized or distributed, and/or for excess aggregate contributions (and earnings thereon) to be distributed in order to comply with such Sections of the Code, and such applicable regulations thereunder, it shall, subject to applicable law, take whatever actions are necessary to accomplish the alteration, recharacterization and/or distribution in accordance with such Sections, regulations, and guidance. Such action by the Plan Administrator may relate to past and/or future contributions.

The Plan Administrator shall maintain records sufficient to show that the limitation contained in this Section 7.04(a) was not exceeded with respect to any Plan Year.

(b)
Safe Harbor Nondiscrimination Test. The provisions of Section 3.12 are intended to satisfy the alternative method of meeting nondiscrimination requirements set forth in Section 401(k)(12)(B) of the Code and Section 401(m)(11) of the Code. For each Plan Year, the Company shall satisfy the notice requirements described in Section 401(k)(12)(D) of the Code. The Plan shall be treated as satisfying the limitations on tax deferred contributions under Section 7.04(a) with respect to Participants eligible to receive Safe Harbor Employer Matching Contributions. Further, the Plan shall be treated as satisfying the limitations on matching contributions described in Section 7.04(a) with respect to Participants eligible to receive Safe Harbor Employer Matching Contributions; provided, however, if Basic Employer Matching Contributions and/or Additional Employer Matching Contributions are made with respect to Participants eligible to receive Safe Harbor Employer Matching Contributions and if the requirements of Section 401(m)(11) are thereby not satisfied, Section 7.04(a) shall apply to the matching contributions, but only to the extent in excess of 4% of each Participant's compensation as provided by Treas. Reg. Section 1.401(m)-2(a)(5)(iv).

(c)
Collective Bargaining Employees. The provisions of this Section 7.04 shall be applied separately to those groups of Eligible Employees whose participation in the Plan is governed by a collective bargaining agreement.

5. Effective for Plan Years beginning on or after January 1, 2006, Section 10.01 of the Plan is amended to provide as follows:

10.01       Eligibility and Participation

Each Eligible Employee who was a Participant of the Plan on December 31, 2005 shall be a Participant of the Plan as of January 1, 2006. Each other Eligible Employee shall become a Participant of the Plan as follows:

(a)	For all purposes of the Plan with respect to Rollover Contributions, each Eligible Employee shall become a Participant as soon as practicable after the date on which he becomes an Eligible Employee.

(b)
For all purposes of the Plan other than with respect to Rollover Contributions, each Eligible Employee shall become a Participant on the later of the date he becomes an Eligible Employee or the date that is six months after the date he first completes an Hour of Service, provided that his employment has not terminated and he remains an Eligible Employee on such date.

(c)   Each Eligible Employee whose participation in the Plan is provided for under a collective bargaining agreement between the Employer and the Eligible
Employee's representative shall become a Participant of the Plan for all purposes of the Plan (subject to Section 3.11) as soon as practicable after the date on which he becomes an Eligible Employee, except to the extent (if any) specifically provided for in such collective bargaining agreement.

6. Effective for Plan Years beginning on or after January 1, 2006, Section 10.02 of the Plan is amended to provide as follows:

10.02   Termination and Rehiring

If an Eligible Employee whose service terminated and who is subsequently rehired by an Employer had met the participation requirements of Section 10.01(b) or (c), as applicable, when his service terminated, the Eligible Employee shall become eligible to participate in the Plan for all purposes of the Plan on his Reemployment Commencement Date.

If an Eligible Employee whose service terminated and who is subsequently rehired by an Employer had not met the participation requirements of Section 10.01(b) when his service terminated, the Eligible Employee shall become eligible to participate in the Plan for purposes of Rollover Contributions on his Reemployment Commencement Date and for all purposes other than Rollover Contributions upon satisfying the participation requirements of Section 10.01(b).

If an Eligible Employee whose service terminated and who is subsequently rehired by an Employer had not met the participation requirements of Section 10.01(c) when his service terminated, the Eligible Employee shall become eligible to participate in the Plan upon satisfying the participation requirements of Section 10.01(c).

7. Effective for Plan Years beginning on or after January 1, 2006, Section 12.02 of the Plan is amended to provide as follows:

12.02	Amount of Salary Deferral Contributions

The amount of Salary Deferral Contributions to be made to the Plan on behalf of a Participant by his Employer shall be an integral percentage of his Compensation for the applicable payroll period of not less than 1% nor more than 50%. A Participant's Compensation shall be reduced for each payroll period by the percentage he elects to have contributed on his behalf to the Plan in accordance with the terms of his currently effective salary reduction agreement.

8. Effective for Plan Years beginning on or after January 1, 2006, the second paragraph of Section 12.09 of the Plan is amended to provide as follows:

Catch-Up Contributions shall not be taken into account for purposes of determining Basic Employer Matching Contributions and Additional Employer Matching Contributions, but shall be taken into account for purposes of determining Safe Harbor Employer Matching Contributions.

9. Effective for Plan Years beginning on or after January 1, 2006, Section 13.01 of the Plan is amended to provide as follows:

13.01	Employer Qualified Nonelective Contributions

For Plan Years beginning on or after January 1, 2006, no Employer shall make Employer Qualified Nonelective Contributions, except to the extent (if any) specifically provided for in a collective bargaining agreement.

10. Effective for Plan Years beginning on or after January 1, 2006, a new paragraph is added to the end of Section 13.07 of the Plan to provide as follows:

Notwithstanding any other provision of this Section 13.07, Safe Harbor Employer Matching Contributions shall be made and allocated as provided in Section 13.12.

11. Effective for Plan Years beginning on or after January 1, 2006, Section 13.08 of the Plan is amended to provide as follows:

13.08	Timing of Employer Contributions

The Employer Contributions which are to be made for a Plan Year shall be paid to the Trust from time to time as deemed advisable by the Employer but in no event later than the earliest of (i) the time prescribed by law for filing the Employer's Federal income tax return for its applicable taxable year, including extensions thereof, (ii) such time as is required by regulations under Section 401(k) and/or Section 401(m) of the Code, as applicable, or (iii) such time (if any and as applicable) expressly provided by the Plan. In no event shall the total amount of Employer Contributions under this Article XIII exceed the maximum amount deductible in such year, under the provisions of the Code and applicable Treasury Regulations thereunder.

12. Effective for Plan Years beginning on or after January 1, 2006, Section 13.11 of the Plan is amended to provide as follows:

13.11	Overriding Provisions Regarding Collective Bargaining Agreements

Notwithstanding any other provision of this Article XIII or any other provision of Plan to the contrary, an Employee who is covered by a collective bargaining agreement between an Employer and a representative of such Employee shall not receive any allocation(s) of Employer Qualified Nonelective Contribution(s), Basic Employer Matching Contribution(s), Additional Employer Matching Contribution(s), Safe Harbor Employer Matching Contribution(s) or any other Employer Contribution(s) (to the extent the Plan provides any other Employer Contribution(s)), except to the extent (if any) specifically provided for in such collective bargaining agreement.

13. Effective for Plan Years beginning on or after January 1, 2006, a new Section 13.12 is added to the Plan to provide as follows:

13.12   Safe Harbor Employer Matching Contributions

Each Matching Employer shall make a Safe Harbor Employer Matching Contribution on behalf of each Participant who is eligible to receive Safe Harbor Employer Matching Contributions in an amount equal to:

(a)	100% of the first 3% of the Participant's Compensation that he contributes to the Plan as Salary Deferral Contributions or Catch-Up Contributions for the payroll period, plus

(b)	50% of the next 2% of the Participant's Compensation that he contributes to the Plan as Salary Deferral Contributions or Catch-Up Contributions for the payroll period.

As soon as administratively practicable following the end of each payroll period, Safe Harbor Employer Matching Contributions shall be made by the Matching Employer and allocated to each Participant on behalf of whom the Safe Harbor Employer Matching Contributions were made for that payroll period. Notwithstanding the making and allocation of Safe Harbor Employer Matching Contributions on a payroll by payroll basis throughout the Plan Year, as of the last day of each Plan Year, the Matching Employer shall make and allocate to each Participant on behalf of whom Safe Harbor Employer Matching Contributions were made during the Plan Year Safe Harbor Employer Matching Contributions in an amount, if any, determined by taking into account the safe harbor formula and the Participant's Compensation, Salary Deferral Contributions and Catch-Up Contributions for the entire Plan Year.

14. Effective for distributions made on or after March 28, 2005, Section 15.04 of the Plan is amended to provide as follows:

15.04	Small Benefit Cash-Out

Notwithstanding the preceding provisions of this Article XV, the Separate Account of a Participant shall be distributed in a single sum payment as soon as practicable following his Settlement Date if the value of his vested Separate Account is $1,000 or less. Notwithstanding the above, a distributee the value of whose Separate Account does not exceed $1,000 as of the date on which he would otherwise receive distribution of such Separate Account and with respect to whom there may be an additional allocation under Section 13.07 following the Participant’s separation from service due to Retirement, death, or Total and Permanent Disability or under Section 13.12 shall be entitled to elect in writing, in accordance with the procedures established by the Plan Administrator, to defer such payment or commencement of payment until the last Employer Contribution for the Plan Year that includes his Settlement Date is made, in which case the determination of the value of his Separate Account for purposes of the amount and form of distribution hereunder shall be made as of the Valuation Date coinciding with or immediately following the date as of which the last Employer Contribution for the Plan Year that includes such Settlement Date is credited to his Separate Account.

15. Effective as of January 1, 2006, Section 19.01(d) of the Plan is amended to provide as follows:

(d)       A Participant may make a withdrawal from his Salary Deferral Contribution Account (but not in excess, if any, of (a) the sum of (i) the net credit balance in his
Salary Deferral Contribution Account as of December 31, 1988 and (ii) the aggregate of his Salary Deferral Contributions made to the Plan on and after January 1, 1989 over (b) the withdrawals on and after January 1, 1989 from his Salary Deferral Contribution Account) and/or Employer Contribution Account (but not in excess of the net credit balance in the Employer Contribution Account as of the effective date of the withdrawal, exclusive of amounts attributable to Employer Contributions made to the Plan for periods after December 31, 1994) only in the event that he furnishes satisfactory evidence to the Plan Administrator that the withdrawal is to alleviate his financial hardship and is for one of the following reasons:

(1)
expenses previously incurred by or necessary to obtain for the Participant, the Participant’s Spouse, or any dependent of the Participant (as defined in Section 152 of the Code) medical care that would be deductible under Section 213(d) of the Code (without regard to whether the expenses exceed 7.5% of adjusted gross income);

(2)	costs directly related to the purchase (excluding mortgage payments) of a principal residence for the Participant,

(3)	payment of tuition and related educational fees for the next 12 months of post-secondary education for the Participant, the Participant’s Spouse, or any dependent of the Participant;

(4)	the need to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage of the Participant’s principal residence;

(5)
payments for burial or funeral expenses for the Participant's deceased parent, spouse, children or dependents (as defined in Section 152 of the Code, without regard to Section 152(d)(1)(B) of the Code); or

(6)
expenses for the repair of damage to the Participant's principal residence that would qualify for the casualty deduction under Section 165 of the Code (determined without regard to whether the loss exceeds 10% of adjusted gross income).

16. Effective as of August 1, 2005, a new subsection (ii) is added to Appendix A of the Plan as follows:

(ii)
For an Employee who was an employee of Western Wireless Corporation ("Western Wireless") immediately prior to August 1, 2005, and became an Employee on August 1, 2005, the Employee's period or periods of employment with Western Wireless prior to August 1, 2005.

17. Effective as of the Closing Date, as Closing Date is defined in the Exchange Agreement between Alltel Communications, Inc. and United States Cellular Corporation ("USCC") dated September 12, 2005, a new subsection (jj) is added to Appendix A of the Plan to provide as follows:

(jj)       For a person who became an Employee pursuant to the Exchange Agreement between Alltel Communications, Inc. and United States Cellular Corporation
("USCC") dated September 12, 2005, in connection with the transactions contemplated by the Exchange Agreement, the Employee's period or periods of employment with USCC and its affiliates prior to the person becoming an Employee.

18. Effective as of January 1, 2005, Appendix B of the Plan is amended by adding a new subsection (i) at the end thereof to provide as follows:

(i)        For the 2005 Plan Year, each person who

(i)	was an active employee of Cingular Wireless, LLC and became an Employee on April 15, 2005.

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has caused this Amendment No. 9 to the Alltel Corporation 401(k) Plan (January 1, 2001 Restatement) to be executed on this 19th day of December, 2005.

ALLTEL CORPORATION

By:   /s/ Scott T. Ford
Title: President and Chief Executive Officer